Exhibit 10.2

EMPLOYMENT AND TRANSITION AGREEMENT

This Employment and Transition Agreement (“Agreement”), dated as of November 25, 2024, is by and between Applied Energetics, Inc., a Delaware corporation (“Company”), and Gregory J. Quarles, an individual having a principal residence at 4729 E Sunrise Drive, #203, Tucson, AZ 85718 (“Employee”). Employee and Company may each be referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Employee has served as Chief Executive Officer and President, since May 6, 2019 and January 1, 2021, respectively, pursuant to a certain Executive Employment Agreement, dated as of April 18, 2019 and amended as of December 15, 2020, November 30, 2021, and November 29, 2022, respectively (as so amended, the “Executive Employment Agreement”); and

WHEREAS, Employee and Company desire to terminate the Executive Employment Agreement in accordance with the terms and conditions set forth in this Agreement; and

WHEREAS, Company desires to retain Employee, and Employee desires to continue to serve the Company, as CEO Emeritus on an at-will basis to perform Services (as defined below) for the Company, upon the terms and subject to the conditions set forth in this Agreement and the Company’s separate policies and procedures.

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, the Parties agree, warrant, and acknowledge:

1. Employment. The Company hereby employs Employee as CEO Emeritus, and Employee hereby accepts such employment, upon the terms and subject to the conditions set forth in this Agreement. Employee’s employment with the Company shall be on an at-will basis and, as such, may be terminated at any time by Employer or Employee, with or without cause, pursuant to the terms of Section 9 hereof. The parties acknowledge and agree that service under this Agreement shall be deemed to constitute “Continuous Service” as such term is defined in the Restricted Stock Unit Agreement, dated as of November 29, 2022, by and between Employee and Company.

2. Services and Duties. Employee shall perform the services and duties set forth on Schedule I hereto and any and all other services and duties of a similar nature as the Company may determine and/or delegate to Employee from time to time consistent with this Agreement (the “Services”). Employee shall perform the Services on a full-time basis, conscientiously, in good faith and to the best of Employee’s ability. Employee agrees to serve the Company faithfully and diligently and to comply with all policies and procedures of the Company in the performance of the Services.

3. Compensation. The Employee’s position is an exempt position. During the Term (as hereinafter defined), the Company will pay to Employee cash compensation at an annual salary as follows: (a) through February 28, 2025, such salary shall be $33,333 per month (representing an annualized rate of $400,000 per year); (b) for the period beginning March 1, 2025 through the date of final approval of the 2026 Department of Defense budget as certified and set forth in the Congressional Record, such salary shall be $29,167 per month (representing an annualized rate of $350,000 per year); and (c) for the remainder of the Term, such salary shall either (i) continue to be $29,167 per month if the Compensation Milestones set forth on Schedule I hereto are met or (ii) be adjusted to $25,000 per month (representing an annualized rate of $300,000 per year) if such Compensation Milestones are not met. Such salary shall be payable in accordance with the Company’s standard payroll practices, with applicable taxes and standard deductions withheld (the “Salary”).

4. Expenses. The Company shall reimburse Employee for reasonable and necessary expenses incurred by Employee in furtherance of Company business, subject to prior written approval of each such expense by an officer of the Company and provided Employee submits records of each such expense in form and substance satisfactory to the Company. Employee shall comply with the Company’s Travel and Expense Policy, as amended from time to time, in incurring any such expenses and submitting any requests for reimbursement.

5. Benefits. Employee shall be eligible to participate in the standard employee benefit plans, programs and policies of the Company offered to other similarly situated employees, whether now existing or established after the date hereof, to the extent that Employee is eligible under the general provisions thereof as in effect from time to time. Company may rescind any employee benefit plans, programs, or policies at any time in its discretion unless otherwise provided by law.

6. Proprietary Information and Inventions Agreement. Employee shall execute and be bound by a Proprietary Information and Inventions Agreement, substantially in the form attached here as Exhibit A (“PIIA”), including all restrictive covenants set forth in the PIIA.

7. Employee’s Representations and Warranties. Employee represents and warrants to the Company that: (i) Employee has the experience and ability to perform the Services required by this Agreement; (ii) Employee will perform the Services in a professional, competent, workmanlike, and timely manner; (iii) Employee has the legal power and competence to enter into and perform this Agreement; (iv) Employee is not a party to any other agreements or understandings which would prevent Employee from fulfilling the terms of this Agreement or which would be violated by entering into this Agreement and the PIIA and performing Employee’s obligations hereunder and under the PIIA, including any non-competition, non-solicitation or non-disclosure restrictive covenants; and (v) all material created by Employee hereunder and/or furnished by Employee in connection with the Services (1) is and shall be wholly original (except to the extent it is furnished by the Company), (2) will not be libelous, slanderous or defamatory, (3) will not violate, infringe upon or give rise to any adverse claim with respect to any common law or any other right whatsoever (including, without limitation, any copyright, patent, trademark, service mark, right of privacy or publicity or contract right) of any person, firm or corporation, and (4) will not violate any other applicable law. Employee shall not improperly use or disclose to the Company or any of its employees, agents, or contractors any confidential or proprietary information belonging to any former employer of Employee or any other person or entity to which Employee owes a duty of confidentiality or nondisclosure with respect to such information.

8. Employee Handbook. Employee agrees to abide by and comply with the Company’s Employee Handbook, together with all appendices thereto, as may be amended by the Company and presented to the Employee from time to time, including its anti-harassment and anti-discrimination provisions.

9. Term and Termination.

9.1 Term. Unless sooner terminated in accordance with this Section 9, this Agreement shall have an initial term of one year beginning on the date hereof and may be extended for an additional one-year period upon mutual agreement of the parties no later than 30 days prior to the one-year anniversary hereof (the “Term”).

9.2 Termination. Either party may terminate this Agreement at any time, for any reason or no reason upon thirty (30) days’ written notice to the other party of such termination. Upon termination of this Agreement, the Company shall pay Employee severance consisting of any Salary, vacation days, and unreimbursed expenses accrued but unpaid as of the termination date; provided, however, that if Company terminates this Agreement without cause during the initial year of the Term, such severance shall consist of all unpaid Salary due to Employee for the initial year of the Term and any such accrued vacation days and unreimbursed expenses as of the termination date.

9.3 Termination Notice. Any written notice of termination (“Termination Notice”) by Employee shall set forth the date and the circumstances forming the basis for such termination. After giving any Termination Notice to the Company, Employee shall fulfil all Services to Company through the date of termination.

9.4 Return of Company Property. Employee warrants and agrees that upon termination of his employment for any reason, he will return to Company all files, memoranda, documents, information, and records, including any and all electronically stored copies of the foregoing, as well as laptop computers, cell phones, tablets, pagers, radios, credit cards, keys, badges, and any other property of the Company or its affiliates in Employee’s possession. Employee acknowledges that e-mails are included in Company property and must be returned. To the extent necessary to access Company property, Employee agrees to provide Employee’s passwords or passcodes.

10. Equity Trading Schedule. As further consideration for compensation and other benefits provided to Employee under this Agreement, during the Term, Employee shall maintain in force and effect a trading plan under Rule 10b5-1 which shall be subject to the trading schedule set forth on Schedule II to this Agreement (the “Trading Schedule”) and shall refrain from trading in securities of the Company, including purchasing, selling, lending or otherwise hypothecating or granting options on such securities, except in accordance with such Trading Schedule. In the event of termination of this Agreement, the Trading Schedule shall remain in full force and effect through December 31, 2026.

11. Transition. Effective upon execution of this Agreement, Employee hereby resigns as President and Chief Executive Officer of Company, and the parties agree that the Executive Employment Agreement is hereby terminated and of no further force or effect. During the Term, Employee shall use his best efforts to support his successor as President and Chief Executive Officer and to ensure the successful transition of the business operations and financial affairs of the Company to such successor and the Company’s management team. This shall include, without limitation, facilitating meetings with representatives of Company’s current and prospective customers and strategic partners as requested, refraining from conduct that involves criticizing disparaging or otherwise defaming the Company or its management to such representatives or the public at large, and providing any reasonably necessary information for development of relationships with such representatives. The parties hereby waive any notice of termination or other requirements under the Executive Employment Agreement, and any provision therein which is inconsistent with or contrary to the provisions of this Agreement shall be deemed waived to the extent necessary to give effect to the terms of this Agreement.

12. Full Payment and General Release.

12.1. Employee acknowledges, warrants, and represents that he has received all payments he was entitled to receive as wages, salary, bonuses, fees, or other forms of compensation for any and all work performed by him for Company, along with any accrued benefits, through the most recently completed pay period under the terms of the Executive Employment Agreement and that all necessary federal and state taxes and other withholdings, authorized deductions, and other deductions required by law have been deducted from these payments by the Company. Employee further acknowledges, warrants, and represents that he has not performed any work for which he has not been fully compensated or that he has not reported to the Company through the date of this Agreement

12.2. Employee hereby releases and forever discharge the Company and its affiliates, directors, officers, and executives from any and all action or claims, which he may have arising out of or in connection with the Executive Employment Agreement or by reason of any matter, act, action, inaction, decision, event, or thing prior to the date you execute this Agreement, including any action or claim in tort, breach of contract or otherwise.

12.3. This Agreement specifically encompasses, without limitation, those releasable claims that could be brought pursuant to the following statutes: any human rights based state statute applicable in Connecticut, Delaware, or your state of residence; any employment based state statute applicable in Connecticut, Delaware, or your state of residence; Arizona Civil Rights Act, Arizona Employment Protection Act, Arizona wage and hour laws including but not limited to the Arizona Wage Payment Statutes, Arizona Fair Wages and Healthy Families Act; Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., as amended by the Older Workers Benefit Protection Act; Americans With Disabilities Act, 42 U.S.C. §§ 12101-12213; Employee Retirement Income Security Act (ERISA), 29 U.S.C. § 1001, et seq.; Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; Family and Medical Leave Act, 29 U.S.C. § 2601, et seq.; National Labor Relations Act, 29 U.S.C. § 151, et seq.,; Occupational Safety and Health Act, 29 U.S.C. § 651, et seq.; Rehabilitation Act, 29 U.S.C. § 701, et seq.; Title VII, 42 U.S.C. § 2000(e), et seq., as amended by the Civil Rights Act of 1991; Worker Adjustment Retraining and Notification Act, 29 U.S.C. § 2101, et seq.; and/or, any other federal or state statute that affords consultants and/or employees protections of any kind whatsoever.

12.4. Notwithstanding the foregoing provisions of this Section 12, you are not releasing any of your rights to indemnification you may be entitled to under the Executive Employment Agreement, the Company’s organizational documents or other agreements or arrangements, to coverage under the Company’s directors’ and officers’ insurance policy, and to your rights as a holder of Company equity. This provision does not waive your right not waivable by law to file an administrative charge or complaint with any federal or state administrative agencies, or to participate in the investigation of any state or federal agency with respect to issues related to your employment with the Company, although you expressly agree that the releases contained in this agreement waive any right you may have to recover damages or other monetary relief in any lawsuit or other proceeding brought on your behalf or for your benefit by any state or federal administrative agency

13.	Miscellaneous.

13.1 Remedies. Employee understands and agrees that if Employee breaches or threatens to breach any of the provisions of this Agreement, Company may suffer immediate and irreparable harm and that monetary damages would be an inadequate remedy. Employee agrees that, in the event of such breach or threatened breach of any of the provisions of this Agreement, Company shall have the right to seek injunctive relief from a court to restrain Employee (on a temporary, preliminary or permanent basis) from violating the provisions of this Agreement, and that any such injunctive relief shall be in addition to (and not instead of) any and all other remedies to which Company may be entitled, including money damages. Company shall not be required to post a bond to secure against an imprudently granted injunction (whether temporary, preliminary or permanent).

13.2 Assignment. Company may assign or transfer this Agreement in its sole discretion in connection with a merger, acquisition or similar transaction. Employee may not assign its rights or delegate its obligations under this Agreement.

13.3 Notice. Any notice, invoice or other correspondence between the Parties contemplated in this Agreement, in order to be valid, will be in writing or in written electronic format, and will be sent by U.S. Mail, electronic mail, personal service or express courier to the applicable Party, to one or more of the addresses corresponding to that Party below, or any other address designated by either Party by such notice. Such notices will be deemed delivered upon receipt:

If to Company:	Applied Energetics, Inc.

9070 S. Rita Road, Suite 1500

Tucson, Arizona 85747

Attn: Bradford T. Adamczyk, Executive Chairman

badamczyk@appliedenergetics.com

With a copy to:	Attn: Mary P. O’Hara, General Counsel, CLO and Secretary

mohara@ appliedenergetics.com

If to Employee: To the physical or e-mail address set forth on the signature page of this Agreement or as may be updated by Employee in writing delivered to the Company in accordance with this Section 11.3.

13.4 Survival. All provisions of this Agreement which by their nature should survive termination, including, without limitation, Sections 7, 9-12 and 13.9-11, shall continue in full force and effect upon any termination of this Agreement.

13.5 Successor and Assigns. This Agreement and the rights and obligations created hereunder shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

13.6 Entire Agreement; Amendment. This Agreement and the PIIA embody the entire agreement of the Parties hereto and supersedes all prior written and oral agreements and understandings between the Parties with respect to the subject matter hereof.

13.7 Severability. If any term, provision or condition, or any part thereof, of this Agreement shall for any reason be found or held invalid or unenforceable by any court or governmental agency of competent jurisdiction, such invalidity or unenforceability shall not affect the remainder of such term, provision or condition nor any other term, provision or condition, and this Agreement shall survive and be construed as if such invalid or unenforceable term, provision or condition had not been contained therein.

13.8 Headings. The headings of sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

13.9 Governing Law. This Agreement shall be governed by, and interpreted and construed in accordance with, the law of the State of Arizona, without regard to principles of conflict of laws. All legal suits, actions or proceedings arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts situated in the County of Pima, State of Arizona.

13.10 No Implied Waiver. No failure or delay on the part of the Parties hereto to exercise any right, power, or privilege hereunder or under any instrument executed pursuant hereto shall operate as a waiver; nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. All rights and remedies granted herein shall be in addition to other rights and remedies to which the Parties may be entitled at law or in equity.

13.11 Further Assurances. Employee agrees to execute and deliver such other documents, certificates, agreements, and other writings, and to take such other actions, as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

13.12 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or e-mailed PDF), each of which shall be deemed an original, but which together shall constitute one and the same instrument and will become effective when one or more such counterparts have been signed by each Party and delivered to the other Party.

13.13 Attorneys’ Fees. Parties agree that if legal action is commenced by either party to enforce the terms of this Agreement, the non-prevailing party will be liable for the prevailing party’s reasonable attorneys’ fees and costs.

[signature page follows]

By signing this Agreement below, (1) each Party agrees to be bound by each of its terms, (2) each Party acknowledges that such Party has read and understood this Agreement and the important restrictions it imposes upon such Party, and (3) each Party represents and warrants to the other Party that the warranting Party has had ample and reasonable opportunity to consult with legal counsel of Party’s own choosing and own expense and understands its terms, including that it places significant obligations on the Parties.

Applied Energetics, Inc.:	Employee:

By:	/s/ Bradford T. Adamczyk	By:	/s/ Gregory J. Quarles
Name:	Bradford T. Adamczyk		Gregory J. Quarles
Title:	Executive Chairman		4729 E Sunrise Tucson, AZ 85718 E-mail: gquarles@appliedenergetics.com

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